SEFE ANNOUNCES APPOINTMENT OF MICHAEL W. CROMAR, Ph.D.
TO BOARD OF DIRECTORS

Scottsdale, AZ  March 29, 2012–  SEFE, Inc. (OTCBB: SEFE.OB – News) (“SEFE”) (“The Company”), an emerging technology and solutions driven alternative energy company, is pleased to announce the appointment of Michael Cromar, Ph.D. to its Board of Directors, effective March 30, 2012.  In connection with the appointment, the Company’s board determined that Dr. Cromar is an independent director as defined in the listing standards of the NASDAQ Global Market.

“Our company is at a critical stage in its growth and development,” said Donald C. Johnston, Chief Executive Officer of the Company.   “I speak on behalf of the entire organization when I say that we are very glad to have Dr. Cromar join our team at this juncture.  His proven experience as a technical executive and leader will allow SEFE to marry the science and technology needs of our organization to the growth of business development that will take us to the next level.”

Dr. Cromar’s extensive physics background has gained him experience across the areas of thin film technologies, semiconductors, and high-speed electronics, including 17 years at the National Institute of Standards and Technology.  He has also worked at the university level in nanofabrication, and is now an independent consultant.  His specialties include evaluating technologies with a view toward fabrication, monetization, and volume production. He has earned a BS in Physics and a BA in Psychology from Stanford University as well as a Ph.D. in Physics from the University of Oregon.

About Sefe, Inc.

SEFE focuses on pushing the boundaries of what’s possible, embracing innovation and employing the cutting-edge to solve problems, and offering sustainable solutions to a world hungry for invention, direction and leadership. SEFE is technology- and solutions-driven, focusing on developing inventions that provide a real-world impact and true profitability. So, success is measured by both a sustainable return on investment, as well as a project’s sustainability from an environmental perspective.

For more information, visit www.SEFElectric.com .

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

John Stafford

Executive Vice President

Parallel Communications Group

515-708-1296

jstafford@parallelpr.com

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